Exhibit 10.14

INTERNATIONAL MANUFACTURING AGREEMENT

This International Manufacturing Agreement ("this Agreement")  entered into as of 1 December 2011 ("the Effective  Date") between Revolutions Medical Corporation, a corporation organized and existing under the laws of the State of Nevada, United States of America, that has its principal place of business at 678 Marina Drive, 3rd Floor, Charleston, South Carolina, 29492, United States of America ("RMCP") and Wuxi Yushou Medical Appliances Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China, having its principal place of business in the city of Wuxi, Province of Jiangsu, People’s Republic of China, (“Yeso-med"). Sometimes in this Agreement, RMCP and Yeso-med will be referred to individually as “Party” and referred to collectively as “the Parties.”

Recitals:

Whereas, RMCP develops, markets, has the rights and expertise to manufacture, have manufactured, use, sell and have sold goods for the medical field to which this Agreement  relates (“the Product”),  as encompassed by Licensed  Patents and other Intellectual Property;  and

Whereas, RMCP desires a definitive agreement with Yeso-med for Yeso-med to manufacture for and supply the Product  to RMCP but does not desire or intend hereby to convey to Yeso-med ownership of any of RMCP’s Licensed  Patents or other Intellectual Property;  and

Whereas, Yeso-med has the capacity to manufacture for and supply the Product to RMCP; and

Whereas, Yeso-med desires a definitive agreement with RMCP for Yeso-med to manufacture for and supply the Product  to RMCP, but does not desire or intend hereby to acquire ownership of any of RMCP’s Licensed  Patents or other Intellectual Property;  and

Whereas, on September 8, 2011 the Parties entered into a "Memorandum of Understanding" ("the MOU") setting forth their mutual intentions to enter into a definitive agreement for the relationship aforementioned; and

Whereas RMCP and Yeso-med enter into this Agreement in furtherance of and to carry out their intentions under the MOU;

Now therefore, in consideration of the premises above-recited and the representations, warranties, covenants, terms, conditions and agreements set forth in this Agreement,  and for consideration that the Parties acknowledge is sufficient, RMCP and Yeso-med agree to the following:

I.           Scope, Interpretation and Definitions.

A.           General Scope, Term, and Time of Essence

1.           General Scope.

The general scope of this Agreement is to express the terms which shall, during the term hereof, apply to all transactions for the manufacturing, supply and sale by Yeso-med, and the licensing of the manufacture, purchase and use by RMCP of the Product.

2.	Term and Termination.
a.           Term.

The term of this Agreement shall commence as of the Effective Date, and unless terminated earlier pursuant this Agreement, shall continue for exactly sixty (60) consecutive calendar months from the Effective Date. Unless otherwise provided for in this Agreement, the term of this Agreement shall include all periods of extension of the term, should the Parties agree to extend the term.

b.           Termination.

In addition to termination by expiration of the term as provided for in the foregoing paragraph and as provided elsewhere in this Agreement,  this Agreement  may be terminated upon Notice given by the Party entitled to terminate this Agreement  to the other Party under the following circumstances: (i) either Party may terminate this Agreement  if the other materially breaches this Agreement  and fails to cure the breach within thirty (30) days of Notice of breach from the non-breaching Party; (ii) either Party may terminate this Agreement  if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement or comparable proceeding, or if any such proceeding is instituted against a Party and not dismissed within ninety (90) days of Notice from the Party raising the matter of the other Party’s insolvency or being subject to such protective proceedings; (iii) if there has been, as a result of any Force Majeure Condition, a suspension of one Party’s performance under this Agreement  for more than one hundred twenty (120) days the other Party may terminate this Agreement;  or (iv)  if there is otherwise a provision in this Agreement  providing for a Party’s right to termination of this Agreement.  RMCP may, by giving Notice to Yeso-med, terminate this Agreement if Yeso-med is unable or unwilling to manufacture or supply the Product as provided for in this Agreement.  RMCP may, by giving Notice to Yeso-med, terminate this Agreement if Yeso-med makes or attempts to make an unauthorized assignment, sub-assignment, licensing, sublicensing of all or any its rights, duties or obligations provided under this Agreement.

3.           Remedies Survive.

Termination of this Agreement shall not limit either Party from pursuit of other remedies available to it under this Agreement, including injunctive relief, nor shall termination relieve Yeso-med of its obligation timely to deliver to RMCP the Product that, prior to termination of this Agreement, RMCP has paid for or that RMCP owns under any purchase order or invoice, or that is in transit.

4.           License Expiration.

The termination of this Agreement for any reason automatically and instantly revokes all licenses granted by RMCP to Yeso-med under this Agreement. Nothing in this section shall be construed to prohibit Yeso-med from selling, offering for sale or marketing the Product under a separate agreement entered into by the Parties.

5.           Time of Essence.

Time is of the essence of this Agreement.

B.           Construction, Interpretation and Definitions.

The following provisions set forth principles for interpreting and construing this Agreement, together with definitions of certain terms, phrases and concepts.

1.           Headings Not Contractually Significant.

The headings in this Agreement are for reference only and are not to be construed to have interpretative significance.

2.           Interpretation or Presumption.

The Parties warrant that each actively participated in negotiating this Agreement with assistance of their respective professional counsel and the Parties waive any doctrine that provides that ambiguity or lack of clarity in this Agreement is to be construed against the Party responsible for drafting this Agreement.

3.           Severability of Provisions.

Any declaration that a part of this Agreement is invalid, illegal or unenforceable in any respect shall not affect the remaining parts, but the part so declared shall be considered severable from the rest of this Agreement.

4.           Singular and Plural Usage.

Unless the context indicates otherwise, use in this Agreement of the singular form is deemed to include the plural and vice versa.

5.           Gender Usage.

Unless the context indicates otherwise, the use in this Agreement of any gender is deemed to include every gender.

6.           Reference to Person.

Unless the context indicates otherwise, references in this Agreement to “person” are deemed to include a natural person, company, firm, partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, regulatory authority, corporation, trust, organization, governmental entity, subdivision, department or agency, and any other body or entity whether or not having separate legal existence.

7.           Party Restraint and Limitation.

Any provision of this Agreement that places a restraint or limitation upon a Party applies with equal force to such Party’s direct and indirect activity or course of activities, and includes, without limitation, activity or course of activities undertaken by, through or with participation of the Party’s Affiliates, agents, servants, partners, co-venturers, contractors, subcontractors and to any persons acting on behalf of or in league with such Party.

8.           Restriction of Assignment.

Yeso-med shall not assign, transfer or attempt to assign or transfer all or any part of this Agreement or the rights and duties arising under this Agreement without RMCP’s prior written consent. Any assignment, transfer, or attempted assignment or transfer by Yeso-med in violation of this Agreement shall be void and of no effect.

9.           Successor and Assigns.

All rights and obligations of the Parties pursuant to this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns, so long as such succession or assignment is not made in violation of this Agreement.

10.	Choice of Law and Dispute Resolution.

a.            Choice of Governing Law.

This Agreement  shall be construed and governed by the substantive laws of the State of South Carolina, USA (without regard to doctrines relating to conflicts of laws that may otherwise apply) provided however that the rights, duties and obligations of Yeso-med strictly related to the manufacture of the Product,  shall be construed and governed by the substantive law of the People’s Republic of China (without regard to doctrines relating to conflicts of laws that may otherwise apply) provided further that provisions of this Agreement  relating to RMCP’s licensing, Intellectual Property,  Licensed  Patents, Confidential Information, Proprietary Information, Inventions and Production Molds shall not be considered activities strictly related to the manufacture of the Product.

b.            Dispute Resolution.

i.	Cooperation in Contract Adjustment

The Parties acknowledge that it is their mutual intentions to enter into this Agreement for a cooperative relationship respecting the subject matter of this Agreement. Accordingly, the Parties acknowledge that, from time to time and in furtherance of this relationship, it may be advisable for them to make adjustments of certain terms of this Agreement. The Parties hereby agree to work together in Good Faith to agree upon such adjustments, if proposed in Good Faith.

ii.            Initial Steps to Dispute Resolution

Without prejudice to their respective positions thereupon, the Parties agree first to try in Good Faith to reach amicable resolution of all disputes arising from this Agreement or its performance. If the Parties cannot so resolve such dispute, then, without prejudice to their respective positions thereupon, upon Notice summarizing the matters in dispute, given by either Party to the other, within thirty (30) consecutive calendar days of the receipt of Notice by the receiving Party, the Chief Executive Officer, or other high level officer of each Party having authority to negotiate and strike a full settlement, shall meet and engage in Good Faith negotiations to attempt to resolve the dispute. If any dispute goes unresolved after following the foregoing procedure, and as the exclusive remedy to resolve disputes not so settled, the Parties agree that the resolution of such dispute shall be by final and binding arbitration as provided for in Part I.B.10.b.ii. of this Agreement, as supplemented by Part I.B.10.b.iii. of this Agreement,  with the understanding that the phrase “the present contract” in Part I.B.10.b.ii. of this Agreement  shall be interpreted to mean this Agreement.

iii.            Arbitration under ICC.

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration.

iv.            Further Rules for Arbitration.

The Parties agree that arbitration shall be conducted in the English language under to the “Rules of Arbitration” of the International Chamber of Commerce ("ICC") in effect on the Effective Date, as modified or supplemented by this Agreement.   Any court of competent jurisdiction may enter judgment upon the award rendered by the arbitrators. The place of arbitration shall be Singapore, unless the Parties and the arbitrators unanimously agree to another venue. The arbitration panel shall consist of three (3) neutral arbitrators selected by agreement of the Parties or, if that is not done within thirty (30) days of the initial demand for arbitration, selected by the ICC. The Parties agree that the arbitrators shall not be granted the right to award punitive or exemplary damages against either Party. Each Party shall bear its own costs, expenses and fees of the arbitration and shall share equally the costs, expenses and fees of the arbitrators, subject to the authority of the arbitrators, in their sole discretion, to award such reasonable costs, expenses and fees to the Party prevailing in the matter.

11.           Cooperation.

The Parties shall cooperate with each other on all matters requiring joint action or decision for carrying out this Agreement and shall not unreasonably withhold or delay the granting of consent or approval on all matters requiring consent or approval.

12.           Modification.

This Agreement may be amended, modified, superseded or cancelled only by a written instrument executed by both Parties or, in the case of a waiver, executed by the Party waiving compliance.

13.           Waiver.

The forbearance of either Party at any time to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same provision, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any provision of this Agreement.

14.           Integrated Agreement.

This Agreement, together with the MOU, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made except for the MOU that is specifically incorporated herein, are expressly merged in and made a part of this Agreement.  In the event of conflict between this Agreement and the MOU, this Agreement controls.

15.           Force Majeure.

If either Party is prevented or hindered from performance of this Agreement because of a Force Majeure Condition, that Party’s performance shall be suspended, provided however that such suspension of performance is limited to the duration of prevention or hindrance and to the extent of performance actually prevented or hindered; provided further that the Party asserting the right to suspend performance because of Force Majeure Condition gives Notice to the other Party as soon as possible after being affected by a Force Majeure Condition, describing in reasonable detail the Force Majeure Condition, the performance so affected and the extent in which its performance is thereby prevented or hindered; and provided further that the Party whose obligations hereunder have been suspended promptly and diligently takes reasonable action to relieve the Force Majeure Condition, provided however that no Party shall be obligated to settle any strike or lockout on terms contrary to its wishes.

16.           No Agency Created.

Nothing in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between the Parties. Notwithstanding any of the provisions of this Agreement,  neither Party shall enter into, or represent itself as having authority to enter into, on behalf of the other Party, any agreement, contract, obligation, commitment, expense or liability whatsoever, and all agreements, contracts, obligations, commitments, expenses or liabilities entered into by a Party in connection with or relating to the performance of this Agreement  shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

17.           No Third Party Beneficiary Contract Created.

Nothing contained in this Agreement, shall be deemed to create a third party beneficiary agreement or obligation.

18.           Compliance With Anti-Corruption Laws.

No Party or its members, employees, representatives, officers, directors or agents shall take any action which would cause either itself or the other Party to violate anti corruption laws that may be applicable to the activities of either Party under this Agreement, including the United States Foreign Corrupt Practices Act of 1977 (as amended), 15 U.S.C. § 78 et seq. and any other such laws, including the laws of any country other than the United States of America. A Party shall immediately give Notice to the other Party of any information or suspicion of a potential violation of the United States Foreign Corrupt Practices Act of 1977 (as amended), 15 U.S.C. § 78 et seq. and any other such laws, including the laws of any country other than the United States of America, occurring in connection with this Agreement.

19.          Payment Presented in Chinese Currency.

All payment provided for in this Agreement shall be presented in the currency of the People’s Republic of China, and paid in the currency of U.S. dollars, as calculated at the rate of exchange at the time payment is due under this Agreement.

20.           Definitions.

The following words and phrases, in addition to those defined elsewhere in this Agreement, shall have the following meanings unless contextually otherwise indicated.

a.           Activities of Manufacture.

“Activities of Manufacture” means the following activities and the activities associated with carrying out the following activities: procurement and maintenance of FDA and all other governmental regulatory approvals and licensing required for Yeso-med to manufacture the Product  and otherwise perform its obligations provided for in this Agreement;  fabrication, procurement and submission of samples for compliance with manufacturing regulatory requirements; construction, renovation, upgrade, up-fit, modification, occupation, rental, procurement, maintenance and insuring of manufacturing facilities, fixtures and equipment; materials and supplies procurement, inspection, handling, storage, insuring and usage; procurement and maintenance of utilities for manufacture, including electrical power, water, sanitary services, coal and gas; transportation and logistics prior to delivery of the Product  to RMCP; inventory control, inspection, maintenance, insuring and management; waste management; labor and its compensation, benefits and management; fabrication, production, assembly, labeling, quality assurance, packaging and insuring of the Product; and all internal accounting, banking, insurance, engineering, design, recordkeeping, risk management and professional services. Activities of Manufacture also include maintaining compliance with cGMP, with specifications for the Product and with applicable laws and regulations related to manufacturing and fabrication; to worker occupational health and safety; to workers’ compensation; to worker protection; to payment of wages, salaries, commissions and benefits; and to environmental protection.

b.           Adverse Event

“Adverse Event" means an event or incident contributing to mortality, serious injury, or serious morbidity of a patient, user or other person, if the event or incident was caused in whole or in part by any of the Product or inadequacies in labeling, warning or other informational material provided with any of the Product.

c.            Affiliate.

"Affiliate" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with, such person or entity. For purposes of this definition, "control," "controlled by" and "under common control with" shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

d.            Certification of Conformance.

"Certification of Conformance" means written certification given by Yeso-med, that the Product it manufactures is new, is free of liens, security interests and encumbrances and meets the specifications, quality standards, warranties and other requirements under this Agreement.

e.           cGMP.

"cGMP" means quality systems and current Good Manufacturing Practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of the Product,  as set forth in the Food, Drug and Cosmetic Act ("FDCA"), including any regulations found in Title 21 of the U.S. Code of Federal Regulations, any amendment and update thereto and any other laws, regulations, policies, or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of the Product,  or any equivalents thereof from any governments (or their successors) and any updates thereto, including laws and regulations of the United States Food and Drug Administration ("FDA"), the European Union, Japan and Agencia Nacional de Vigilância Sanitária of the Federated Republic of Brazil (also known as the República Federitivo de Brasil) ("ANVISA").

f.            Complaint.

"Complaint" means any written, electronic, or verbal communication directed to either Party about 1) the Product  or any Component thereof or accessory thereto, manufactured or supplied by Yeso-med, alleging any deficiency concerning the identity, quality, durability, reliability, safety, effectiveness, or performance of the Product or any Component thereof, or 2) about the sufficiency of the labeling, warning, instructions, packaging or other informational materials supplied in connection with the Product or any Component thereof or accessory thereto, manufactured or supplied by Yeso-med, alleging any deficiency concerning the identity, quality, durability, reliability, safety, effectiveness, or performance of the Product or any Component thereof.

g.            Component.

"Component" means the constituent parts and materials of or incorporated in the Product, and includes labeling, packaging, instructions and other written information to accompany shipment, distribution and sale of the Product.

h.            Confidential Information.

“Confidential Information” means information of whatever form that is owned by or subject to the control of a Party, the release of which a Party may reasonably restrict or prohibit, when disclosed under a description such as "Proprietary,” “Confidential," “Privileged,” “Secret” and/or “Trade Secret,” or their equivalents, and includes Proprietary Information, but Confidential Information shall not include information that becomes generally available other than as from a disclosure by the disclosing Party, was available to the receiving Party on a non- confidential basis before its disclosure, becomes available to the receiving Party on a non confidential basis from a source other than the disclosing Party when the source is entitled to make the disclosure to the best of the receiving Party's knowledge at the time of disclosure or is independently developed by the receiving Party without reference to or use of Confidential Information. Information herein designated in this Agreement as either Confidential Information or Proprietary Information is within the definition of Confidential Information.

i.            Force Majeure Condition.

“Force Majeure Condition” means any condition or event that hinders or prevents any Party from performing under this Agreement that is reasonably beyond the control of such Party and is not a result of such Party's fault, negligence, error or omission. To illustrate but not limit, examples of Force Majeure Condition are: fire; explosion; severely inclement weather, such as storms; flood; seismic activity, such as earthquake or tremor; geologic conditions, such as volcanic eruption, sinkholes, and landslides; war (declared or undeclared); blockade or quarantine; acts of terrorism; insurrection, riot or other civil disturbance; compliance with order or act of de jure or de facto government, or of any official purporting to act under color of authority of any such government (other than as to regulatory matters for which responsibility is provided for in this Agreement);  illegality arising from domestic or foreign laws or regulations; custom restriction and acts of God, provided however that breakdown of equipment, inadequate utility service, labor unrest, lack of funds and similar events shall not be deemed Force Majeure Condition.

j.            Good Faith.

“Good Faith” means good faith as provided for in UNIDROIT Principles of International Commercial Contracts, 1994, Article 1.7.

k.            Intellectual Property.

"Intellectual Property"  with respect to a Party means such Party’s Licensed Patents, Trade Secrets and all known or hereafter existing (i) copyrights, moral rights, and mask works, (ii) trade secret rights, (iii) designs and other industrial property rights, (iv) trademark and trade name rights, (v) other intellectual and industrial property and proprietary rights, whether arising by operation of law, by contract or license, or otherwise, and (vi) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the same.

l.            Inventions.

“Inventions" with respect to a Party, means that Party’s Inventions, whether patentable or not, patents, patent applications, know-how, technical information, test results, and other intellectual property rights conceived or put to practice solely by said Party in the performance of this Agreement.   “Joint Inventions” means inventions, whether patentable or not, patents, patent applications, know how, technical information, test results, and other intellectual property rights conceived or put to practice jointly by the Parties in the performance of this Agreement.

m.            Licensed Patents.

"Licensed  Patents" means all worldwide patents issued as of the Effective  Date (including patents issuing or claiming priority from the above patents and patent applications, including non provisionals, continuations, continuations in part, divisionals, re examinations, reissues, and foreign counterparts thereof), owned or licensed by RMCP to develop, use, make, have made, promote, offer for sale, sell, import, export, and otherwise commercialize the Product.  RMCP’s Licensed Patents shall include but not be limited to the following: United States Patent numbers 6572565, 7476215, 6846301 and 6193615, United States Patent application number 61/481610; Taiwan patent application number 095134996; China patent application number 2006800347877; Canada patent application number 2624358; Mexico patent number MX/a/2008/003897; Japan patent application number 2008-532412; Europe Patent Office application number 06815167.9 and Australia patent application number 2006292092.

n.            Notice.

“Notice” means written communication transmitted by mail, electronic mail, electronic facsimile or personal delivery provided by one Party to the other at the most current contact person(s) designated by such Party pursuant to this Agreement,  provided however that no Notice shall be given through the regular post unless other means are unavailable, and provided further that the Party claiming to have given Notice by regular post bears the burden of establishing unavailability of other means of delivery. Attached hereto is a Designation of Contact setting forth name of the contact person(s) for the respective Parties and for each such person’s address, telephone number(s), telefacsimile number(s) and e-mail address(es). Each Party shall have the right from this time, upon giving Notice to the other, to amend and supplement its Designation of Contact.

o.            The Product.

“The Product” means RevVac Fixed Needle Safety Syringes in 1 mL, 3 mL, 5 mL and 10 mL sizes and Components thereof. For the purposes of this Agreement, the Product also means such other goods as the Parties may hereafter agree upon in writing.

p.           Production Molds.

“Production Molds” means the production molds that RMCP owns, the use of which RMCP licenses to Yeso-med only for production of the Product, as provided for in this Agreement.  Yeso-med has a possessory interest in the molds until RMCP has fully paid for them.

q.            Proprietary Information.

“Proprietary Information” means information of whatever form, that is owned by or subject to the control of a Party, the release thereof a Party may reasonably restrict or prohibit, whether or not disclosed or revealed under the descriptions "Proprietary,” “Confidential,” “Privileged,” “Secret” and/or “Trade Secret,” or their equivalents, concerning or related to the other’s business practice, strategy, technology, products, production, processes, know how, designs, drawings, data, formulas, materials, source and object code, methods, samples, research and development, improvements, discoveries, marketing, forecasts, scheduling, purchase orders, specifications, financial information, customer information, supplier information, manufacturing, or other information normally considered to be confidential, and derivatives, improvements and enhancements to any of the above, including those arising, created or developed under this Agreement,  this Agreement  itself and its provisions, and information related to Third Parties, but Proprietary Information shall not include any information that becomes generally available other than as from a disclosure by the disclosing Party; was available to the receiving Party on a non confidential basis before its disclosure; becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when the source is entitled to make the disclosure to the best of the receiving Party's knowledge at the time of disclosure; or is independently developed by the receiving Party without reference to or use of Proprietary Information. Information described in this Agreement as Confidential Information, Intellectual Property, Trade Secrets and Inventions is also within this definition.

r.            Third Party.

"Third Party" means any person other than RMCP, Yeso-med and their Affiliates.

s.            Trade Secret.

"Trade Secret" means information including, but not limited to, a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use.  Any such information designated in writing as a Trade Secret by a Party shall be so considered for the purposes of this Agreement.

t.            Unit.

“Unit” means an individual RevVac Safety Syringe, including its Components, designed to deliver a single injection.

II.           Other Provisions.

A.           Confidentiality and Proprietary Information.

1.           Non-disclosure Proprietary Information.

Each Party shall securely maintain all Proprietary Information in trust and confidence and shall not disclose any Proprietary Information to any Third Party or use any Proprietary Information for any unauthorized purpose, provided however that nothing in this Agreement shall be construed to prevent RMCP or Yeso-Med from disclosing, on an as needed basis, Proprietary Information to their respective governments. Each Party may use the Proprietary Information of the other Party only to the extent required to accomplish the purposes of this Agreement.  Proprietary Information of a Party shall not be reproduced in any form by the other Party except as required to carry out this Agreement.

2.           Ownership of Proprietary Information.

All Proprietary Information shall remain the property of the disclosing Party and all records in which it is contained shall be returned promptly to the disclosing Party after the receiving Party's need for it expires or upon request of the disclosing Party, no later than at termination of this Agreement.  Expungement by secure destruction of a document containing Proprietary Information shall be sufficient if deemed in writing to be acceptable to the disclosing Party.

3.           Survivability of Duty to Maintain Confidentiality.

The termination of this Agreement shall not relieve either Party of obligations of this Agreement with respect to Proprietary Information. The Parties shall hold confidential the other’s Confidential Information lawfully remaining in such Party’s possession at termination of this Agreement  for a period of five (5) years after the date of last disclosure or five (5) years after the termination of this Agreement, whichever occurs earlier. Nothing in this or any other section of the Agreement shall be construed to relieve a Party from its duties limiting ownership, disclosure, use and possession of the other’s Confidential Information provided by this Agreement.

4.           Third Party Proprietary Information.

Each Party agrees not to disclose to the other Confidential Information or Proprietary Information of Third Parties.

5.           Agreement Disclosure Limitations.

No Party shall disclose the existence of this Agreement or its terms to Third Parties without the written permission of the other Party, except as is necessary to enforce this Agreement, or as such Party deems necessary to comply with any legal requirement for disclosure. The Parties agree that such permission shall not be withheld unreasonably.

6.            Publicity.

Neither Party shall publish or submit for publication in any form any document or make any public announcement or presentation that discloses information about the existence or terms of this Agreement  or transactions thereof, without the other Party's prior written consent but the Parties agree not to withhold consent unreasonably, provided however that nothing herein shall be construed to restrict RMCP from making any disclosure it believes in Good Faith is proper for compliance with applicable laws and regulations, including those promulgated by or applicable to the Securities Exchange Commission.

7.           RMCP’s Intellectual Property.

Yeso-med acknowledges that RMCP’s Intellectual Property and Production Molds, including any structure, organization, manufacturing methods and source code, contain or are valuable Trade Secrets. Yeso-med agrees not to (a) modify, adapt, alter, translate, or create derivative works from RMCP’s Intellectual Property or Production Molds; (b) sublicense, lease, rent, loan or otherwise transfer RMCP’s Intellectual Property or Production Molds to any Third Party, (c) reverse engineer or disassemble RMCP’s Intellectual Property or Production Molds; or (d) otherwise use or duplicate RMCP’s Intellectual Property or Production Molds except as expressly allowed under this Agreement.  Yeso-med agrees to prevent other medical device manufacturers and their agents, employees, inspectors, representatives, contractors, subcontractors, suppliers, consultants, engineers, material suppliers, and designers from having any access whatsoever to RMCP’s Intellectual Property, Production Molds and all or any parts of the lines producing the Product  and Yeso-med agrees to instruct its agents, employees, inspectors, representatives, contractors, subcontractors, suppliers, consultants, engineers, material suppliers, and designers to take measures to carry out the foregoing preventative measures.

8.           Inventions.

Inventions of either Party shall be owned exclusively by that Party subject to the other Party’s nonexclusive, royalty free license to such Inventions solely for the performance of said Party under this Agreement.  Joint Inventions shall be jointly owned by both Parties with each having an exclusive, royalty free license for any use otherwise permissible.  Except as set forth specifically in this Agreement,  nothing in this Agreement  is intended to convey any rights to any Intellectual Property  owned by either Party as of the Effective  Date or developed before the term of the Agreement.

9.           Separate Lines of Production.

Yeso-med agrees to maintain at all times strict separation between lines producing the Product and lines producing other goods and will not permit the intermingling or integration of all or any parts of the lines producing the Product and lines producing other goods.

10.           Denial of Access to Theriault and Related Entities.

Yeso-med agrees to use best effort to prevent Richard H. Theriault, Rich Theriault, Medical Investment Group, Inc., ALLWAYS Design & Engineering Co., Ltd., Strategic Product Development, Inc., Bioloc, Inc., Bioscan, Inc., Mass. Thunder, Inc., Traxyz, LLC, Rink Development Company, LLC, Ice Huts, Inc., Ice Huts Development, LLC, Process Automation, Inc., and their agents, employees, inspectors, representatives, contractors, subcontractors, suppliers, consultants, engineers, material suppliers, designers, successors and assigns from having any access whatsoever to RMCP’s Intellectual Property,  the Production Molds and from all or any parts of the lines producing the Product,  and further Yeso-med agrees to instruct its agents, employees, inspectors, representatives,contractors, subcontractors, suppliers, consultants, engineers, material suppliers, and designers to carry out the foregoing preventative measures. Yeso-medagrees to refrain from communicating with Richard H. Theriault, Rich Theriault,Medical Investment Group, Inc., ALLWAYS Design & Engineering Co., Ltd., Strategic Product Development, Inc., Bioloc, Inc., Bioscan, Inc., Mass. Thunder, Inc., Traxyz, LLC, Rink Development Company, LLC, Ice Huts, Inc., Ice Huts Development, LLC, Process Automation, Inc., and their agents, employees, inspectors, representatives, contractors, subcontractors, suppliers, consultants, engineers, material suppliers and designers about, concerning or related to the Product,  this Agreement,  RMCP’s Intellectual Property  and the Production Molds and further Yeso-med agrees to instruct its agents, employees, inspectors, representatives, contractors, subcontractors, suppliers, consultants, engineers, material suppliers, designers, successors and assigns to carry out the foregoing preventative measures. Yeso-med agrees to advise RMCP immediately in the event that Richard H. Theriault, Rich Theriault, Medical Investment Group, Inc., ALLWAYS Design & Engineering Co., Ltd., Strategic Product Development, Inc., Bioloc, Inc., Bioscan, Inc., Mass. Thunder, Inc., Traxyz, LLC, Rink Development Company, LLC, Ice Huts, Inc., Ice Huts Development, LLC, Process Automation, Inc., or any of their agents, employees, inspectors, representatives, contractors, subcontractors, suppliers, consultants, engineers, material suppliers and designers attempts to communicate in anyway, directly or indirectly, with Yeso-med or its agents.

B.           Other Provisions.

1.           Product Branding.

The Product may be Yeso-med branded, but RMCP shall have the right, with the advice of Yeso-med, to determine the size, placement and other details of the Yeso-med branding.

2.           Instructions and Use.

Upon request of Yeso-med, made upon Notice to RMCP, and as is reasonably required, RMCP shall provide training to Yeso-med personnel on use and operation of the Product  and attendant safety measures, the costs of which shall be shared as the Parties may agree. Yeso-med shall not use, enable or cause any Third Party to use the Product  for any purpose other than for use for which RMCP would have sold the Product.

3.           Changes of the Product.

RMCP may, upon advance Notice to Yeso-med, submit engineering changes for incorporation into the Product, at RMCP’s expenses. In recognition of the value of early Notice that includes sufficient documentation of the change to support evaluation of the Engineering Change (“EC”) impact, Yeso-med shall, within a period not to exceed thirty (30) calendar days from receipt of EC Notice from RMCP, evaluate the feasibility of the EC and send Notice to RMCP containing a complete response describing the potential impact of the EC upon (but not limited to) current on hand or on order inventory, work in progress, the delivery schedule, price, the Product’s  performance, and any other information with respect to the EC requested by RMCP. RMCP shall consider Yeso-med’s response, and provide Notice to Yeso-med of actual EC through a change in scheduling agreement or purchase order for the Product  incorporating the change based upon a mutually agreed upon schedule.

a.           Approval of Change.

Yeso-med shall make no changes to the Product, the manufacturing process, or to specifications that may affect the Product’s performance, marketability or regulatory status, unless approved by RMCP in writing beforehand.

b.            Changes in Labels and Instructions.

Yeso-med shall provide RMCP, before implementation, and after advance Notice, detailed information of all proposed changes in the Product’s  labels and instructions for use that affect sale, trade, marketing, use or regulatory status of the Product.  All proposed changes to the Product’s labels and instructions for use are subject to RMCP’s prior review and approval, as rendered by Notice.

c.            Discontinuation of Materials.

Should Yeso-med learn that any material used in the manufacturing of or incorporated into the Product  is to be discontinued, Yeso-med shall promptly give Notice to RMCP of material to be discontinued, the last date available for placement of orders, the effective date the material is to be discontinued, and any last buy instructions or other applicable information necessary for RMCP to make an informed decision regarding any end of life purchases for the Product the production of which relies upon such material. Notwithstanding the above, none of the material used in the manufacturing of or incorporated into the Product  shall be discontinued without a minimum three (3) months Notice to RMCP in order to allow RMCP the time to source replacement of the material.

C.           Product Quality, etc.

1.           Component Quality.

Yeso-med shall perform incoming quality control inspections on all Components and shall keep sufficient records such that the source and material specification of such Components may be readily determined.  All records required under this section shall be maintained by Yeso-med for a period of five (5) years and/or provided to RMCP following termination (in the form of paper copy or email message). Yeso-med shall make such records available for inspection by RMCP or its designee at all reasonable times during the term of this Agreement, and, if reasonably appropriate, following the term of this Agreement.

2.          Process Records.

Yeso-med shall follow quality procedures as determined by applicable ISO standards for medical manufacturing during fabrication and assembly of the Product and maintain written records of all fabrication, assembly and tests performed as determined by RMCP's quality systems procedures.

3.           Quality Control System Regulatory Compliance.

Yeso-med agrees to maintain a quality system that is in compliance with current and applicable USA FDA Quality System Regulations, Canadian Medical Device Regulations, European Union Medical Devices Directives, ISO directives, Japan GQP (Good Quality Practices), ANVISA regulations and all other regulatory requirements.

4.           FDA Citations.

Yeso-med agrees to give Notice to RMCP of any citations of FDA or any other regulatory agency that relate to non conformities that affect RMCP, and Yeso- med agrees allow RMCP to participate in the resolution of the citation.

5.           Change of Device.

Yeso-med agrees to give prior Notice to RMCP of any potential changes to the Product license or registration that could affect availability of the Product.

6.           Notice of Regulatory Action.

Each Party shall give Notice to the other Party of all regulatory actions, warnings, citations or other such incidents by any regulatory agency, including FDA, and of any pending or ongoing investigations or inspections that may involve the Parties or the Product six (6) months prior to the Effective Date, and during the term of this Agreement.

7.           Hold of Product.

Yeso-med shall place production of the Product on hold and give Notice to RMCP within two (2) business days upon the occurrence of any of events identified below in this section at a., b. or c.:

a.           Nonconformity of Certified Product.

if any of the Product  fails to meet RMCP’s quality requirements and has been either certified for shipment via Device History Records (“DHR”) review and release (still held at Yeso-med) or has already shipped;

b.           Undefined Quality issue.

if a finished Unit meets RMCP’s quality requirements, but there is a quality issue not currently defined by RMCP; or

c.        Form-Fit-or-Function.

if Yeso-med is informed of a quality issue from whatever source that may affect the form fit or function of the Product  in its finished state.

8.           Product Certification.

All of the Product provided by Yeso-med under this Agreement shall be manufactured in accordance with the specifications provided under this Agreement and with applicable quality system regulations, and Yeso-med shall provide RMCP written certification by Certificate of Compliance thereof as reasonably requested and in such form as is appropriate.

9.           Subcontractor and Supplier Quality Management.

Yeso-med shall be responsible for the output of its subcontractors and suppliers, shall exercise control over the quality of the output from its subcontractors or suppliers, and shall maintain its own quality management system recording the details of such control.

10.           RMCP Inspection Right.

RMCP shall have the right to have its representatives present during normal business hours at the Yeso-med production facilities for initial and periodic inspections of such facilities and the manufacturing procedures to monitor compliance with the Product specifications and RMCP’s quality assurance requirements and to inspect Yeso-med's inventory of the Product, work in process, materials to be used for the Product,  production records and such other matters or records as may be necessary to assure proper quality assurance of the Product and to assure compliance with Yeso-med’s obligations under this Agreement.  RMCP agrees to give Yeso-med a minimum of ten (10) business days advance Notice of any such inspection, when practical.

11.           Supplier Corrective Action.

Yeso-med shall use its best efforts promptly to take such action required to correct any deficiencies identified by RMCP relating to the production of any of the Product.

12.           Evidence of Supplier Regulatory Compliance.

Yeso-med shall maintain all regulatory approvals it has for the Product and keep RMCP informed of the status of all applicable regulatory approvals. Yeso- med shall provide RMCP, upon request rendered by Notice, a true and complete copy of evidence certifying all regulatory approvals, the making of regulatory filings and communications for the Product subject to reasonable redaction of Proprietary Information. Yeso-med shall provide support, assistance and guidance to RMCP with respect to RMCP's efforts to obtain other regulatory approvals for the Product or for RMCP’s other goods into which the Product is incorporated. Unless otherwise provided for in the Agreement, RMCP shall be responsible to pay for all regulatory compliance for the Product unrelated to Activities of Manufacture.

13.           Cooperation for Regulatory Compliance.

Each Party agrees to share and provide to the other all information related to regulatory approvals for the Product and without limitation agrees to maintain a reasonable record of every Complaint it receives with respect to the Product.

14.           Complaint Handling Process.

Each Party shall, at minimum, do the following for Complaints:

a.

Formulate and maintain a Complaint handling process;

b.

Give detailed Notice to the other Party of any material Complaint received within thirty (30) days after the end of the calendar quarter when the event occurred;

c.

Perform a complete investigation within sixty (60) days, in response to any Complaint, including a root cause analysis and formulate corrective action recommendations to address the issues raised by such Complaint and report to the other Party the outcome of the investigation;

d.

If a Complaint is received by either Party and the information reasonably suggests that an Adverse Event may have been related to the application or use of the Product or that: (i) an event resulted in death, (ii) the event resulted in a life threatening illness or injury, (iii) the event resulted in a permanent impairment of body function or permanent damage to a body structure, (iv) the event required medical intervention to address permanent impairment of a body function (including a clinically significant increase in the duration of a surgical procedure), or (v) remedial action was needed to prevent an unreasonable risk of substantial harm to public health, each Party shall give Notice to the other Party of the Complaint within two (2) business days of receiving of the Complaint to allow the Parties time to comply with legal and regulatory requirements;

e.

If either Party receives a Complaint involving malfunction of the Product (i.e. failed to meet performance specifications as intended), the recurrence of which would likely cause or contribute to an Adverse Event or otherwise to a death or serious injury, either Party shall give Notice thereof to the other Party within seven (7) calendar days of receiving the Complaint to allow the Parties time to comply with legal and regulatory requirements;

f.

Each Party, with the least practicable delay, shall give Notice to the other Party within two (2) calendar days of becoming aware of any Adverse Event or safety related issue with respect to the Product and, with the least practicable delay, provide the other Party duplicates of advisory notices issued by regulatory authorities to enable both Parties to take action in accordance with regulatory requirements;

g.

Upon reasonable request from RMCP, Yeso-med shall either send RMCP a duplicate of the completed DHRs or grant RMCP access to the completed DHRs;

h.

Yeso-med shall maintain as to all the Product it manufactures, inspection and production batch records for at least five (5) years (and fifteen (15) years for finished goods suppliers shipping to Japan) from the date of the last batch or Unit of the Product is manufactured; and

i.

Upon request from either Party, the other Party shall provide the requesting Party a duplicate of all Complaint investigation reports related to the Product manufactured by Yeso-med or purchased by RMCP from Yeso-med.

15.           Recall of the Product.

Yeso-med shall have the exclusive right (subject to applicable law) to initiate voluntary recalls of the Product, and shall manage and be responsible (including bearing all costs and expense) for all the Product recalls. Each Party shall give Notice to the other within forty-eight (48) hours if such Party apprehends a potential need for the Product recall.  In the event of any recall of any of the Product  (whether voluntary, ordered by any governmental authority in any jurisdiction in which RMCP or any of its distributors has sold any of the Product, or resulting from device notification or safety alert) due to design defect, workmanship or failure to manufacture in conformance with applicable documentation or regulatory standards, or due to any other defect or non conformity in the Product  (“Yeso-med Recall"), Yeso-med shall (a) if requested by RMCP, provide RMCP with a credit or reimbursement, or (b) ) replace, refurbish or repair defective or non conforming the Product;  and (c) reimburse RMCP for reasonable costs and expenses it incurred associated with (i) the initial shipments of the Product that is recalled, and (ii) Third Parties’ return of the Product  that is recalled and shipment of replacement of the Product  to Third Parties. Yeso-med shall promptly use reasonable efforts to correct problems or other conditions resulting in Yeso-med Recalls. If any recall results solely from an act or omission of RMCP or its agents, RMCP shall reimburse Yeso-med for its reasonable costs and expenses incident to such recall.  A Party’s requested costs for reimbursement are subject to the other Party’s review and approval.

16.           Facility Licensing.

Yeso-med shall maintain required manufacturing facility licenses as required by governmental regulations and to provide proof thereof to RMCP upon reasonable request.

17.           Supplier Inspection.

Yeso-med shall ensure successful completion of all required manufacturing and inspection steps before delivering the Product in its finished state, shall create records that manufacturing methods, inspections and processes meet the Product specifications and give written certification of such to RMCP.

18.           Subcontractors.

Yeso-med shall give prior Notice to RMCP of its intention to use any subcontract manufacturer and obtain RMCP’s prior written consent before using any subcontract manufacturers, but in no event shall RMCP’s consent relieve Yeso- med from responsibility for the output of its subcontractors.

19.           ISO Certification.

Yeso-med shall maintain ISO current certification as is required and, at RMCP's request on Notice to Yeso-med, provide copies of certification and copies at every renewal of such certification.

C.             Representations, Warranties, Insurance, etc.

1.           Yeso-med Product Warranties.

Yeso-med warrants that all the Product sold to RMCP under this Agreement shall conform to the standards established by Yeso-med and RMCP in accepting the final units produced prior to full-scale production (a.k.a. the “samples”). The specific criteria and tolerances for acceptance will be defined and agreed upon by both Yeso-med and RMCP prior to the start of mass production.  The Product must also comply with all ISO standards for the device type.  The Parties agree to develop and finalize acceptance criteria and tolerances within forty-five (45) days from the Effective Date. Yeso-med’s warranty shall be in effect for a period of one (1) year from date of acceptance from RMCP or until the label expiration date, or one use, whichever occurs first.

2.           Defect Remediation.

If any of the Product  is found to have any defect, patent or latent, RMCP shall give Notice to Yeso-med of such defect, and Yeso-med shall, at Yeso-med‘s election and at no cost to RMCP, either (a) repair or replace the Product  that is defective or (b) arrange for removal and replacement of the Product  that is defective; provided however that if the Product  has been incorporated into a larger product assembly before discovery of defect, the Parties shall confer about how to perform repair or replacement most convenient for RMCP that is not unduly burdensome to Yeso-med, and proceed accordingly. Yeso-med shall retain Components removed from the Product for replacement. The Product, including Components, furnished in warranty service shall be new and shall conform to the same quality requirements and be subject to the same warranty as that replaced. In any case, the warranty period of any parts furnished under warranty service shall not exceed the warranty period of the original parts or ninety (90) days from the date of delivery of any repair, reconditioning, or replacement thereof, whichever is longer.

3.           Warranty Exclusions.

The warranty set forth above excludes and does not apply to defects (a) caused, through no fault of Yeso-med, or its subcontractors or suppliers, during shipment to or from RMCP, (b) caused by modifications or alterations made to the Product by RMCP or a Third Party not approved by Yeso-med, (c) caused by unauthorized repair or maintenance of the Product  by RMCP or any Third Party not approved by Yeso-med, (d) caused by the failure of RMCP to comply with the return procedures specified herein, or (e) damaged by excessive current temperature, physical stress or other deviation from the applicable environmental specifications occurring after the Product  leaves Yeso-med’s control.

4.           Warranty Procedures.

RMCP shall, by Notice, request authorization from Yeso-med before the return of the Product that is defective for repair or replacement by Yeso-med whereupon Yeso-med shall by Notice provide the address to which such of the Product shall be returned, accompanied by the Return Material Authorization (RMA) tracer number.

5.           Warranty Disclaimer.

THE EXPRESS WARRANTY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER GUARANTIES AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, NON INFRINGEMENT. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY YESO-MED.

6.           Warranty of Authority.

Each Party represents and warrants having full right, power, and authority to enter into and perform under this Agreement,  and that the performance of such obligations and duties does not and shall not conflict with or result in a breach of any other agreements of such Party or any judgment, order, or decree by which such Party is bound.

7.           General Indemnification.

a.           Indemnity by Yeso-med.

To the extent allowable by law, Yeso-med assumes all liability for, and agrees to indemnify, defend and hold harmless RMCP and its successors, permitted assigns, agents and employees from and against, any and all liabilities, losses, damages, claims and expenses (including attorneys' fees, expert witness fees, and court costs) to the extent that they arise from Third Party claims, actions or demands including without limitation, claims arising in contract or tort (including negligence), strict liability or otherwise, in any way relating to or arising from (i) Yeso-med's breach of any of its representations or warranties or any other obligations provided under this Agreement,  (ii) Yeso-med's negligence, willfulness or other misconduct, or (iii) infringement by Yeso-med of a Third Party intellectual property right; provided that Yeso-med's indemnification obligations under this Section shall not apply to the extent that such claims arise from (a) RMCP's negligence, willfulness or other misconduct or; (b) RMCP’s breach of any of its obligations provided under this Agreement.

b.            Indemnity by RMCP.

To the extent allowable by law, RMCP assumes all liability for and agrees to indemnify, defend and hold harmless Yeso-med and its successors, permitted assigns, agents and employees from and against any and all liabilities, losses, damages, claims and expenses (including attorneys' fees, expert witness fees, and court costs) to the extent that they arise from Third Party claims, actions or demands including without limitation, claims arising in contract or tort, strict liability or otherwise in any way relating to or arising from (i) RMCP's breach of any of its representations or warranties or any other obligation provided under this Agreement  or (ii) RMCP's negligence, willfulness or other misconduct, provided that RMCP’s indemnification obligations under this Section shall not apply to the extent that such claims arise from Yeso-med’s negligence, willfulness or other misconduct or breach of any of its obligations provided under this Agreement.

c.            Notice of Claim for Indemnity.

An indemnified Party shall use reasonable efforts to give prompt Notice about the claim to the indemnifying Party as soon as the indemnified Party learns of it. Nevertheless, an indemnified Party's failure to provide Notice or delay in providing such Notice shall relieve the indemnifying Party of its obligations under this Section only if and to the extent that such delay or failure materially prejudices the indemnifying Party's ability to defend such claim. The indemnified Party shall have the right to participate in the defense of such claim with its own counsel and at its own expense. The indemnified Party shall cooperate in the defense of such claim with the indemnifying Party at indemnifying Party's reasonable request and at the indemnifying Party's expense. No settlement of a claim shall be binding on indemnified Party without the indemnified Party's prior consent rendered by Notice, which shall not be unreasonably withheld or delayed.

8.           Insurance.

a.           General Liability Insurance.

Yeso-med shall obtain and maintain in effect, with financially sound and reputable insurers, general liability insurance or indemnity policies that name RMCP and any of its authorized dealers or distributors, as additionally insured with respect to the manufacture, sale, and use of the Product.  Such insurance policies shall be in an amount and under such terms as the Parties shall agree upon before Yeso-med commences production of the Product.

b.            Product Liability Insurance.

RMCP shall obtain and maintain, with a financially sound and reputable insurer, product liability insurance, the policy or policies that name(s) Yeso-med as an additional insured with respect to the manufacture, sale, and use of the Product. Such insurance policies shall be in an amount and under such terms as the Parties shall agree upon before Yeso-med commences production of the Product.

c.            Evidence of Insurance.

Each Party shall supply to the other copies of certificates of insurance or other generally accepted documents giving evidence of procurement of the insurance specifying coverage in the amounts and variety specified in this Agreement or otherwise agreed to by the Parties.

9.           Product Liability Claims.

Each Party shall give the other prompt Notice of any injury alleged to have occurred as a result of the use of the Product, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each Party shall also forward promptly to the other copies of all papers received in respect of any matter arising out of the alleged injury.

10.           Limitation of Liability.

EXCEPT FOR THE BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY AND INDEMNITY PROVIDED FOR IN THIS AGREEMENT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS), OR LOSS OF BUSINESS, RECORDS, DATA, USE, REVENUE, OR ANTICIPATED SAVINGS, OR OTHER ECONOMIC LOSS, WHETHER OR NOT THE PARTY OR ITS AFFILIATES WERE INFORMED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.  FOR JURISDICTIONS THAT DISALLOW THE LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, THE FOREGOING LIMITATION OF LIABILITY SHALL APPLY ONLY BUT TO THE FULLEST EXTENT THE EXTENT PERMITTED BY LAW.  RMCP AGREES TO RELIEVE YESO-MED’S DUTY COMING FROM THE COOPERATION AGREEMENT BETWEEN YESO-MED AND ALLWAYS DESIGN & ENGINEERING COMPANY (INT’L) LIMITED (WHO HAS A RELATIONSHIP WITH MEDICAL INVESTMENT GROUP, LLC.). RMCP AGREES TO PROTECT YESO-MED BY ALL REASONABLE MEANS, AND UNDERTAKE THE POTENTIAL LOSSES OF YESO-MED COMING FROM ANY LEGAL DISPUTE BETWEEN YESO-MED AND ALLWAYS/MIG AS IT RELATES SPECIFICALLY TO THE MANUFACTURE AND SUPPLY OF THE PRODUCT.

III.           Agreement for Manufacture and Supply.

A.	Appointment of Yeso-med as Manufacturer, Supplier, and Distributor.

Subject to the terms and conditions of this Agreement, as of the Effective Date, RMCP appoints Yeso-med and Yeso-med accepts RMCP’s appointment to be and become a manufacturer and supplier of the Product to RMCP, to be sold to RMCP at the Supply Price.  RMCP agrees to grant Yeso-med to be a non-exclusive distributor in China in accordance with the terms of an International Distribution Agreement to be finalized between the parties at a later date.

1.           Appointment.

Yeso-med shall develop, manufacture, produce and package the Product for RMCP and any new goods later determined by the Parties to be added to this Agreement.  All the Product and new products shall be listed on subsequent written memoranda signed by the Parties expressly referring to this Agreement.

2.           Exclusivity.

Yeso-med will be RMCP’s exclusive supplier of the Product within the territory of the People’s Republic of China so long as Yeso-med is capable of and willing to produce the Product.  RMCP shall be permitted to sign Manufacture & Supply agreements with other sources outside of the People’s Republic of China, provided however that all terms of this Agreement  are otherwise fulfilled.

3.           Expertise and Advice.

If Yeso-med requests it, RMCP agrees to provide Yeso-med the advice reasonably necessary to assist Yeso-med to set up its manufacturing facilities for manufacture of the Product.  If RMCP provides its employees, contractors or others to travel to provide the assistance for Yeso-med, Yeso-med will promptly reimburse RMCP for all reasonable costs of such travel and subsistence incurred in connection with providing these services. The Parties agree to confer as soon as it is practical to do so, and as often as is appropriate, to make arrangements for RMCP’s providing these services.

4.           Licensing.

RMCP hereby grants Yeso-med for the term of this Agreement and only for the purposes of performing this Agreement, a nonexclusive (without the right to sub license), license under RMCP’s Intellectual Property to manufacture and sell the Product exclusively to RMCP.  Nothing in this section shall be construed to prohibit Yeso-med from selling, offering for sale or marketing the Product under a separate agreement entered into by the Parties.

5.           Third Party Intellectual Property.

Yeso-med agrees not to use in manufacturing the Product  any methods, technology or intellectual property rights that are owned or controlled by any Third Party, unless Yeso-med has the right to do so, provides RMCP advance Notice of such intended use, and RMCP gives Notice to Yeso-med of approval of such use. Yeso-med shall provide RMCP all additional terms or licenses required for use of such Third Party’s intellectual property for such approval, before acceptance of the Product thereunder produced.  RMCP agrees not to unreasonably delay this approval.

6.          Responsibility for Costs

Yeso-med shall be responsible at its own expense for all costs of Activities of Manufacture, including set-up (except as provided specifically as the responsibility of RMCP herein).

7.           Production Molds.

a.           Licensing and Proprietary Status.

RMCP shall own all rights, title and interest in and to the Production Molds but RMCP under this Agreement shall license the use of the Production Molds to Yeso-med, solely for Yeso-med’s performance of this Agreement and only for the term of the Agreement, with the understanding that such license expires and is revoked immediately upon termination of this Agreement for any reason. It is provided further that the Production Molds and the design, fabrication, operation and other activities related to the Production Molds shall be considered as the Proprietary Information of RMCP.

b.            Repair and Maintenance of Molds.

Yeso-med shall be responsible at its own expenses to maintain the Production Molds in good workable condition, ordinary wear and tear excepted.  Yeso-med need not maintain the Production Molds while RMCP uses them in any manufacturing facility not owned by Yeso-med.

c.            Start of Production Molds.

RMCP recognizes that, in an effort to expedite production readiness, Yeso-med has begun manufacture of the production molds (as outlined in paragraph III.A.8.c.i).  RMCP agrees that this action does not constitute a violation of the Intellectual Property rules as outlined in this Agreement.

d.            List of Trial Molds.

RMCP recognizes that, in an effort to produce working samples, Yeso-med has purchased a set of trial molds as listed below:

Component#	Description	Material	Color	Mold Cavities	Unit Price (CNY)	Qty	Total Cost (CNY)
VS/AZ-NFL/03-01	Syringe Barrel	PP	Clear	24	85,000.00	1	85,000.00
VS/AZ-NFL/03-02	Plunger, Molded	PP	Black	16	40,000.00	1	40,000.00
VS/AZ-NFL/03-03	Plunger Seal	Rubber 50A	Black	32	35,000.00	1	35,000.00
VS/AZ-NFL/03-04	Cannula Hub	PP	Blue	48	60,000.00	1	60,000.00
VS/AZ-NFL/03-05	Cover	PP	Clear	80	60,000.00	1	60,000.00
VS/AZ-NFL/03-06	Needle Catch, Molded	PP	Clear	40	45,000.00	1	45,000.00
VS/AZ-NFL/03-08	Piston, Molded	PP	Black	24	40,000.00	1	40,000.00
VS/AZ-NFL/03-09	Piston, Overmold	Rubber 50A	Black	32	168,000.00	1	168,000.00
VS/AZ-NFL/03-10	Washer	TPU 90A	Natural	32	40,000.00	1	40,000.00
					Total Cost (CNV)		573,000.00

e.            Value and Payment of Trial Molds.

Yeso-med states, and RMCP agrees, that the current value of the trial molds is 573,000 CNY.  RMCP agrees to pay Yeso-med USD$50,000 for the trial molds once Yeso-med has delivered the first 2.5 million Units of the Product.  Upon making payment to Yeso-med, RMCP will become the sole owner of the trial molds.

f.            Production Molds for Other Lines of the Product.

RMCP anticipates adding to the lines of the Product to be produced by Yeso-med pursuant to this Agreement  lines of the Product in addition to the 3 mL size.  In the event that RMCP intends to add such additional lines, the Parties shall agree in advance to the cost of fabricating the Production Molds for such lines. RMCP agrees to pay for the cost of the Production Molds for the additional lines in accordance with the payment schedule used for the 3ml Production Molds i.e. 33%-33%-34%.  Yeso-med agrees to absorb the cost for the automatic assembly and finishing tooling for the 1ml line, only.  RMCP will own the production molds once all payments have been made and Yeso-med will own the automatic assembly and finishing tooling purchased for the 1ml line.  In the event that the Parties are unable to agree as to terms for Yeso-med to produce such additional lines of the Product, RMCP shall have the right to appoint other manufacturers for all or any of such additional lines under such terms as RMCP is able to arrange.

g.           Automatic Assembly and Finishing Tooling.

Yeso-med will pay the cost of all automatic assembly and finishing tooling required for production of the Product in the 3ml and 1ml sizes. The cost of the automatic assembly and finishing tooling has been factored into the Supply Price.  The automatic assembly and finishing tooling will remain the property of Yeso-med.

8.           Patent and Trademark Marking.

Yeso-med shall mark all the Product using Licensed Patents in accordance with 35 U.S.C. § 287 indicating the number of each issued patents included in the Licensed  Patents and that the Product  has been made under a license from RMCP. Yeso-med shall mark the Product with RMCP’s trademark(s) as submitted by RMCP to Yeso-med and that the Product has been made under a license from RMCP. Yeso-med shall provide a sample of each patent and trademark marking label to RMCP for approval prior to production of the Product to which it relates, where approval shall not be unreasonably withheld.

C.           Compliance with Regulation(s).

In the performance of this Agreement, Yeso-med shall, at its sole cost, at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements for its performance of its obligations under this Agreement, including those required by cGMP, ANVISA, FDA, the European Community, Japan and other governmental requirements applicable, provided however that, RMCP shall be responsible to pay for all FDA, ANVISA, the European Community, Japan and other governmental requirements applicable for approvals and maintenance thereof required for the Product, including audits, upgrades and modifications, unrelated to the Activities of Manufacture of the Product,  and including procuring samples or exemplars required for compliance with regulatory requirements.

In the performance of this Agreement, Yeso-med shall, at its sole cost, at all times comply with all applicable governmental laws and regulations for environmental protection, wages, hours, equal employment opportunity, nondiscrimination, health, safety, working conditions, export control regulations, customs laws, and transportation regulations.

If RMCP’s assistance is required for Yeso-med’s compliance, Yeso-med shall promptly give Notice to RMCP. Upon RMCP’s request, Yeso-med shall provide RMCP documentation and other appropriate evidence demonstrating Yeso- med's compliance with such government requirements. After reasonable Notice and under reasonable conditions, RMCP shall have the right to inspect and duplicate Yeso-med's records regarding compliance.

D.           Production Scheduling.

With respect to all the Product  to be manufactured and delivered by Yeso-med to RMCP under this Agreement,  the Parties shall agree in advance on production schedules and, if applicable, extraordinary requirements or practices for quality assurance, packaging, labeling, warranty and post warranty service. The relevant extraordinary requirements shall mean requirements or practices of specific customers about which RMCP shall advise Yeso-med in advance or within a reasonable time period.

E.           Purchase Orders.

All of the Product that Yeso-med manufactures and supplies to RMCP under this Agreement shall be ordered on written purchase orders ("Purchase Orders") subject to Yeso-med acceptance. Before RMCP places any Purchase Orders to Yeso-med, the Parties shall engage in technical discussions with each other and reach agreement about the format for the Purchase Orders and the logistics of and schedule for manufacturing.

F.           Product Ordered by RMCP.

Yeso-med agrees that all of the Product produced pursuant to Purchase Orders placed by RMCP shall be sold to RMCP at the Supply Price.

G.           Future Orders, Production and Forecasting.

1.           Minimum Standing Order.

Commencing from the date that Yeso-med demonstrates to RMCP’s satisfaction that it has the capacity to commence regular production of the Product in the 3ml size in the minimum amount of at least 2,500,000 Units per month, RMCP will place and Yeso-med will fill orders of at least 2,500,000 Units per month for the term of this Agreement.

Commencing from the date that Yeso-med demonstrates to RMCP’s satisfaction that it has the capacity to commence regular production of the Product in the 1ml size in the minimum amount of at least 2,500,000 Units per month, RMCP will place and Yeso-med will fill orders of at least 5,000,000 Units per month for the term of this Agreement.  The minimum standing order of 5,000,000 Units per month will be an aggregate of 1ml and 3ml units, pending acceptance by Yeso-med for orders of one size greater than 2,500,000 on the order.

2.           Delivery.

Yeso-med agrees to begin delivery of at least 2,500,000 Units in the 3ml size per month, as ordered, no later than 30 April 2012.  RMCP agrees to place the order for 2,500,000 Units in the 3ml size no later than 15 March 2012.

In the period between the Effective Date and 15 March 2012, Yeso-med agrees to provide RMCP with a forecast of the number of Units it can produce in the upcoming month.  RMCP agrees to place an order for that amount on the first day of that month.

H.           Product Ordered by RMCP.

Yeso-med agrees it shall sell all of the Product it produces to RMCP unless otherwise agreed upon in a Distribution Agreement between the Parties.

I.           Pricing.

1.           Supply Price.

"Supply Price" means the price, expressed in the currency of the People’s Republic of China, of the Product supplied by Yeso-med to RMCP hereunder, excluding VAT or similar taxes where applicable, and as shall be agreed to by the Parties on a case by case basis.

The Supply Price is FCA and applies only to the Product in the 3ml size.  The Supply Price for the Product in the 1ml size will be determined and agreed upon between the Parties once the cost of the Production Molds for the 1ml Components have been agreed upon by the Parties.

2.           Inclusion in Supply Price

Supply Price of the Product purchased by RMCP hereunder shall include, without limitation, the following: costs associated with Activities of Manufacture, inspection of all of the Product (including Components), packing and crating, as required, pre-shipment testing, complete device history record paperwork to be maintained by Yeso-med regulatory compliance and regulatory labeling.  The cost of translation requested by RMCP will be paid by RMCP, provided that RMCP pre-approves the cost.

J.           Payment.

RMCP will make a deposit (30% of the total amount of payment) at the time an order is placed, and will pay the balance upon receipt of a valid and undisputed invoice. Payment for the balance for Product delivered shall be due forty-five (45) days from the date of Yeso-med’s invoice.  Yeso-med agrees not to invoice RMCP until the Product has been delivered in accordance with the terms of this Agreement.

J.           Delivery, Shipping, and Packaging.

1.           Delivery Instructions.

Yeso-med shall deliver Product in accordance with RMCP’s instructions as specified in each purchase order or scheduling agreement.  Delivery shall be FCA Yeso-med's factory (Incoterms 2000).  All Product supplied to RMCP shall be shipped at RMCP’s expense.

2.           Risk of Loss.

Title to the Product and risk of loss shall pass to RMCP upon shipment from Yeso-med’s factory.

3.           Packing List.

Yeso-med shall provide a complete packing list to accompany all shipments of the Product.  The following information shall be included in each packing list: purchase order number, RMCP’s part number and revision level, quantity, delivery date, and lot or serial number. This information shall also be entered on the packing list in human readable bar codes.

4.           Approval of Packaging.

RMCP shall have the right to approve packaging and labeling but shall not withhold approval unreasonably.

5.           Special Transport and Storage.

If special transportation and storage conditions are required for the Product, RMCP shall provide Yeso-med with advance Notice of appropriate instructions.

6.           Audit Rights.

In the event RMCP's account number shall be used for freight, Yeso-med shall be subject to RMCP’s conducting of freight invoice audits, upon reasonable advance Notice to Yeso-med, and Yeso-med shall reimburse RMCP for charges unrelated to RMCP's shipping.

7.           Acceptance Testing.

RMCP shall have thirty (30) days from the date of receipt to perform acceptance testing of the Product  received from Yeso-med and shall have the right to return to Yeso-med for replacement any of the Product  that fails acceptance testing. RMCP agrees to comply with Yeso-med's reasonable return material authorization ("RMA") procedures, including the procurement of RMA numbers applicable to each shipment of Product for return to Yeso-med.

8.           Time Essential.

Delivery of the Product ordered pursuant to this Agreement shall be strictly in accordance with the schedule set forth within the Purchase Order. Yeso-med shall use its best efforts to minimize delay in timely compliance with requirements of this Agreement.   If delivery of the Product is be delayed for any reason, including delays caused by any Force Majeure Condition, Yeso-med shall promptly give Notice to RMCP of Yeso-med's plan to remedy or minimize delay, that shall include an a description of anticipated length of delay, the cause of delay, any measures proposed or taken to prevent or minimize delay, and the timetable for implementation of such measures. Should any delay continue for a period of more than one hundred twenty (120) days, RMCP shall be entitled, with Notice to Yeso-med, to terminate this Agreement without further obligation under part I.A.2.b. of this Agreement,  excluding payment for the Product  delivered by or in transit as of the date of termination and excluding further provisions that survive the termination of this Agreement.

IV.           Defaults in Production, Placement of Orders and Payment.

A.           Default in Production.

1.           Failure to start production.

If Yeso-med is, by 30 April 2012, unable or unwilling to fill RMCP’s orders of the Product in the 3ml size in at least the minimum amount provided for in this Agreement, RMCP shall have the right, upon Notice to Yeso-med, and provided that RMCP is current on its payment obligations to Yeso-med, to terminate Yeso-med’s right to produce the Product under this Agreement, make arrangements for substitute supply from whatever successor supplier(s) RMCP deems appropriate, take possession from Yeso- med of the Production Molds and other property of RMCP and have such items so removed transferred as RMCP deems appropriate.  Yeso-med agrees to render assistance to facilitate the transfer to the successor supplier(s) facility or facilities of the production molds and other property of RMCP.

2.           Late fulfillment of orders.

If Yeso-med is more than forty-five (45) days later in filling accepted orders of Product  more than once in a twelve month period, RMCP shall have the right, upon Notice to Yeso-med, and provided that RMCP is current on its payment obligations to Yeso-med, to terminate Yeso-med’s right to produce the Product under this Agreement,  make arrangements to take over production from Yeso- med’s production facilities for substitute supply or to make arrangements from whatever successor supplier(s) RMCP deems appropriate, take possession from Yeso-med of the Production Molds and other property of RMCP and have such items so removed transferred as RMCP deems appropriate. Yeso-med agrees to render assistance to facilitate the transfer to the successor supplier(s) facility or facilities of the production molds and other property of RMCP.

B.           Default in Minimum Orders.

1.           Insufficient order for one month.

Subject to Yeso-med’s compliance with the terms and conditions of this Agreement, including all related to manufacturing and supply, and subject to any limitations in this Agreement, if RMCP does not place with Yeso-med the minimum order for a single month, then in that event, Yeso-med shall have the right to receive payment from RMCP in accordance with the following formula for each unit below the minimum order amount required for that month:

Units below monthly minimum X Supply Price X 50%.

For example, if the minimum monthly standing order quantity is 2,500,000 and the order placed by RMCP is for 1,000,000 Units, the amount due to Yeso-med will be calculated as:
1,500,000 x 0.79 CNY x 50% = CNY 592,000

RMCP will have the right to have the amount paid under this formula to serve as payment against future orders provided the quantity ordered exceeds the minimum quantity for that month.  For example, if an order for only 1,000,000 is placed in month #1 and the minimum order amount is 2,500,000, any quantity in excess of 2,500,000 ordered by RMCP would allow RMCP to earn back the funds paid to Yeso-med.

C.           Defaults in Payments.

In the event that RMCP is more than fifteen 15 days late in its payment obligations, RMCP is considered in default of this Agreement. RMCP shall be responsible for late fees of one per cent (1%) per month until paid.

D.           Return of Production Molds and Other Tooling.

Upon RMCP’s exercise of the right to terminate Yeso-med’s rights to supply the Product,  Yeso-med will promptly return to RMCP the production and trial molds and all other of RMCP’s property in Yeso-med’s possession (under the premise condition that RMCP has paid Yeso-med all the money for those molds and property), provided that RMCP may permit the Production Molds and other of RMCP’s property in Yeso-med’s possession to remain at Yeso-med’s facilities for continued production of the Product,  under such terms as the Parties may agree.

E.           Signatures.

Revolutions Medical Corporation

/s/ Rondald L. Wheet
By:         Rondald Wheet
Its:         Chief Executive Officer

Wuxi Yushou Medical Appliances Co. Ltd.

/s/ Feng Zhiling
By:         Feng Zhiling
Its:         Vice President